UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934.

Date of Report (Date of Earliest Event Reported):	February 19, 2008

ISCO INTERNATIONAL, INC. (Exact Name of Registrant as Specified in Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	001-22302 (Commission File Number)	36-3688459 (I.R.S. Employer Identification Number)

1001 Cambridge Drive, Elk Grove Village, ILLINOIS (Address of Principal Executive Offices)	60007 (Zip Code)

847-391-9400 (Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 19, 2008, ISCO International, Inc. (the “Company”) entered into an Agreement with Dr. Amr Abdelmonem (the “New Employment Agreement”), to include his service as the Company’s Chief Operating Officer in addition to his continued service as the Company’s Chief Technology Officer.  This agreement will replace the employment agreement between Mr. Abdelmonem and the Company dated January 1, 2006 (the “Prior Employment Agreement”). Except as noted below with respect to his annual bonus opportunity, this new agreement continues Dr. Abdelmonem’s employment with the Company on substantially the same terms, including salary, as under the Prior Employment Agreement.

Under his prior employment agreement, Dr. Abdelmonem was eligible for a cash annual bonus of between 25 and 100 percent of his base salary, based on the achievement of performance goals established by the Board or the Compensation Committee.  Under the New Employment Agreement, Dr. Abdelmonem continues to be eligible for an annual bonus based on the achievement of corporate and individual goals established by the Board or the Compensation Committee, but that bonus will generally be paid in shares of restricted stock, with up to 1,000,000 restricted shares with immediate vesting may be awarded. The Board reserves the right, in its discretion, to make additional awards in cash or stock for extraordinary performance in excess of plan goals.  No bonus will be payable to Dr. Abdelmonem with respect to a given year if he fails to be employed by the Company through the first day of the following year (or, in the case of a termination by the Company for cause, through the date of actual bonus payment).  In connection with his continued employment, the Company also entered into a restricted stock agreement (the “Restricted Stock Agreement”) with Dr. Abdelmonem, pursuant to which the Company granted Dr. Abdelmonem 1,200,000 shares of restricted common stock (the “Restricted Stock”). The Restricted Stock was granted under the ISCO International, Inc. 2003 Equity Incentive Plan, as amended, and is subject to vesting based on Dr. Abdelmonem’s continued service to the Company over a period of approximately 23 months (subject to acceleration upon a change in control of the Company).  In addition, as contemplated by the New Employment Agreement described above, Dr. Abdelmonem will be eligible for a grant request to the Compensation Committee of the Board of Directors for each of the 2008 and 2009 fiscal years equal to 300,000 restricted shares upon achievement of 80% of specified performance goals, a total of 650,000 restricted shares upon achievement of 100% of specified performance goals, and a total of 1,000,000 restricted shares upon achievement of 130% of specified performance goals, or an interpolated amount for accomplishing between 100% and 130% of approved performance goals. For the 2009 fiscal year only, additional restricted shares and/or cash compensation may be considered by the Compensation Committee if performance exceeds 130% of goals.  All such performance-based restricted shares will vest on the filing date of the Company’s Form 10-K for each of the 2008 and 2009 fiscal years, as applicable, if Dr. Abdelmonem remains continuously employed by the Company through that filing date and the performance goals specified by the Company with respect to that fiscal year have been achieved.  The performance goals, which may include intermediate goals, the achievement of which will result in partial vesting, will be determined by the Company, based on the Company’s operating plan for the applicable year, and will be communicated to Dr. Abdelmonem not later than 90 days following the start of the applicable year.

The descriptions of the New Employment Agreement and the Restricted Stock Agreement are qualified by reference to the complete New Employment Agreement and Restricted Stock Agreement attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively, and which are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

The following exhibits are filed with this Form 8-K:

(d) Exhibit No.	Description
10.1	Abdelmonem Employment Agreement dated February 19 2008 between ISCO International, Inc. and Dr. Amr Abdelmonem.
10.2	Restricted Stock Agreement dated February 19, 2008 by and between ISCO International, Inc. and Dr. Amr Abdelmonem.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISCO INTERNATIONAL, INC.
Date: February 19, 2008	By: /s/ Frank Cesario Frank Cesario Chief Financial Officer

Index of Exhibits

Exhibit No.	Description
10.1*	Abdelmonem Employment Agreement dated February 19 2008 between ISCO International, Inc. and Dr. Amr Abdelmonem.
10.2*	Restricted Stock Agreement dated February 19, 2008 by and between ISCO International, Inc. and Dr. Amr Abdelmonem.

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* Filed herewith